Aflac Incorporated 2nd Quarter 2013 Form 10-Q
EXHIBIT 10.21

OFFICER RESTRICTED STOCK AWARD AGREEMENT

AFLAC INCORPORATED
Columbus, Georgia 31999
(hereinafter called “the Company”)

«name»

This Officer Restricted Stock Award Agreement (the “Agreement”) is made this «date» day of «monthyear», by and between the “Company” and «name» (the “Participant”), subject to the terms and conditions of this Agreement, the attached Notice of Grant of Restricted Stock (the “Notice of Grant”), which forms a part hereof, and the Aflac Incorporated 2004 Long-Term Incentive Plan (as Amended and Restated March 14, 2012) (the “Plan”).

A.
Award. The Company hereby grants to the Participant a Restricted Stock Award of «Shares» shares (each, a “share”) of Aflac Incorporated Common Stock, par value $.10 per share, subject to the terms and conditions set forth herein and in the Plan.

B.
Restrictions on Transfer. Until the restrictions on transfer of the shares lapse as provided in Paragraph D, below, or as otherwise provided in the Plan, no transfer of the shares or any of the Participant's rights with respect to such shares, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Unless the Committee determines otherwise, upon any attempt to transfer a share or any rights in respect of a share before the lapse of such restrictions, such share, and all of the rights related thereto, shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind.

C.
Forfeiture. Except as otherwise provided in Paragraph D, below, upon termination of the Participant's employment with the Company and all of its Affiliates, any shares as to which the restrictions on transferability shall not already have lapsed pursuant to Paragraph D, below, or as otherwise provided in the Plan, shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind. In the case of a Participant who served as a non-employee sales associate (including where the Grantee forms or joins a sales agency affiliated with the Company) of an Affiliate of the Company immediately before becoming an employee, if such Participant voluntarily terminates employment with the Company or an Affiliate but continues immediately thereafter to perform bona fide services for an Affiliate as a sales associate, the Participant shall be treated as continuing employment with the Company or an Affiliate for purposes of this Agreement. If the Committee or its delegate determines, in its sole discretion, that such a Participant is no longer providing bona fide services to an Affiliate as a sales associate, the Participant shall be deemed to have terminated employment for purposes of this Agreement on the date as of which such services are determined to have ceased. The Committee may require the Participant to provide such evidence of continuing services as it deems appropriate. The Committee may establish policies and procedures to be followed by the Committee or its delegate in determining whether a Participant is providing bona fide services as a sales associate, and such policies (including any amendments or modifications thereto) shall be considered part of this Agreement and shall be binding on the Participant.

D.
Vesting. The shares shall vest as set forth in the Notice of Grant; provided that (i) the shares shall vest immediately upon the death or disability (within the meaning of Code Section 422(c)(6)) of the Participant while employed by the Company or an Affiliate, and (ii) in the event of the Participant's voluntary termination of employment with the Company (and each Subsidiary of the Company by which the Participant is employed) after the Participant has attained normal retirement age then (A) any service-based vesting requirement shall be deemed fully satisfied if such Restricted Stock Award was made at least one full year prior to such termination of employment and (B) to the extent performance vesting goals are established in respect of the shares, any shares as to which the restrictions on transferability shall not already have lapsed shall not be forfeited unless and until it shall have been determined by the Committee that any such performance vesting goals will not be attained. Upon vesting, as described above in this Paragraph D, and within thirty (30) days thereafter, the shares shall be released (paid) to the Participant free of the restrictions described in this Agreement.

E.	Miscellaneous.

1.	Legends; Book Entry. The Participant agrees that each book entry statement evidencing a share shall bear the following legend:
The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the Aflac Incorporated 2004 Long-Term Incentive Plan (as Amended and Restated March 14, 2012) and an Agreement entered into between the registered owner of such shares and Aflac Incorporated. A copy of the Plan and Agreement is on file in the office of the Secretary of Aflac Incorporated, 1932 Wynnton Road, Columbus, GA 31999.

The book entry transfer evidencing the shares shall be held in the custody of the Company until the restrictions thereon shall have lapsed and, as a condition to the grant of the shares, the Participant shall deliver to the Company a stock power, endorsed in blank, relating to the shares in such form as the Secretary of the Company may require. Reasonably promptly after the restrictions on transferability of the shares shall lapse, the Company shall cause to be delivered to the Participant a certificate evidencing such share, free of the legend set forth above.

2.
No Additional Rights. Neither this Agreement nor any of the transactions contemplated hereby shall affect any right of the Participant to continue as an employee of the Company or any Affiliate or otherwise to provide services to the Company or any Affiliate or any of the terms or conditions of any such service.

3.
Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, or (c) one day after timely delivery to an overnight delivery courier. The addresses for such notices shall be set out in the Notice of Grant. Either party hereto may change such party's address for notices by notice duly given pursuant hereto.

4.
Securities Laws Requirements. The Company shall not be obligated to transfer any shares to the Participant free of the restrictive legend described in Paragraph E.1, above, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended (or any other federal or state statutes having similar requirements as may be in effect at the time transfer otherwise would be made).

5.
Section 83(b) Election. The Participant acknowledges that it is the Participant's sole responsibility and not the Company's responsibility to file timely any election under Section 83(b) of the Internal Revenue Code of 1986, as amended, even if the Participant requests the Company or its agents to make this filing on the Participant's behalf. The Participant shall notify the Secretary of the Company of any such election within ten (10) days of filing notice of the election with the Internal Revenue Service.

6.
Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

7.
Incorporation of Plan. The Plan is hereby incorporated by reference into this Agreement and made a part hereof, and the shares and this Agreement shall be subject to all terms and conditions of the Plan.

8.
Amendments. The Committee may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without the Participant's consent.

9.
Survival of Terms. This Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

10.
Rights as a Stockholder. Subject to the restrictions set forth in the Plan and this Agreement, the Participant shall possess all incidents of ownership with respect to the shares, including the right to vote such shares, provided that all dividends with respect to such shares will be recorded as additional Restricted Stock and held in book entry form until the restrictions on the underlying shares shall have lapsed. Upon vesting of the underlying shares, as described in Paragraph D above, and within thirty (30) days thereafter, the additional Restricted Stock attributable to dividends on the underlying shares shall be released (paid) to the Participant free of the restrictions described in this Agreement.

11.	Authority of the Board. The Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the

Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

12.
Representations. The Participant hereby acknowledges that the Participant has reviewed with the Participant's own tax advisors the Federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contem-plated by this Agreement.

13.
Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement and that the Participant has read and understands the terms and provisions thereof, and accepts the shares subject to all the terms and conditions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement.

14.
Authorization. The Participant hereby authorizes and directs the Secretary of the Company, or such other person designated by the Company, to take such steps as may be necessary to carry out any of the transactions contemplated by this Agreement, including without limitation the transfer of the shares to the Company upon their forfeiture by the Participant.

15.
Withholding Requirements. The Company's obligations under this Agreement shall be subject to all applicable tax and other withholding requirements, and the Company shall, to the extent permitted by law, have the right to deduct any withholding amounts from any payment or transfer of any kind otherwise due to the Participant (including the shares).

16.	Certain Defined Terms. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Plan.

17.	Interpretation. Headings to provisions of this Agreement are intended for convenience of reference only and shall have no effect on the interpretation of this Agreement.

18.
Severability. If any provision of this Agreement is held to be invalid or unenforceable, the other provisions of this Agreement shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in this Agreement.

19.	Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, except to the extent that federal law is controlling.

AFLAC INCORPORATED
By: DANIEL P. AMOS
Title: Chairman and Chief Executive Officer

Acknowledgment:

The Participant acknowledges by his or her signature on the attached Notice of Grant of Restricted Stock that the Participant has received a copy of the Aflac Incorporated 2004 Long-Term Incentive Plan (as Amended and Restated March 14, 2012) Prospectus, has read the same, and is familiar with its provisions and understands and agrees that they, as well as the terms stated herein and upon the attached notice, are part of this Agreement.